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                                  EXHIBIT 99.1


                     Press Release dated September 1, 1998














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                                  NEWS RELEASE

                           FOR IMMEDIATE DISTRIBUTION
     CONTACT:     L.E. SMITH, INNOVO GROUP, INC., 615-384-0100

                      INVESTOR GROUP SIGNS LETTER OF INTENT
                       FOR CAPITAL INFUSION OF $1,800,000

         SPRINGFIELD, TENNESSEE, September 1, 1998 - INNOVO GROUP, INC. (NASDAQ
Symbol: INNO), a manufacturer and supplier to national and international retailers, including Wal-Mart, K-Mart, Michael's, Hobby Lobby, Dollar General, Goodys, and Fabri Center, announced today that FHD Development II, LLC has signed a letter of intent to inject $1,800,000 of capital into the Company.

         L.E. Smith, Chairman and CEO of Innovo Group, Inc., stated that "We continue to make great strides as we remain focused on increasing shareholder value in our Company. In addition to an infusion of $1,800,000 in capital, we have been able to further strengthen the expertise of our management group by the addition of Samuel J. Furrow to our Board of Directors in April, 1998 and now the addition of Robert S. Talbott as a Board member." Furrow and Talbott are representatives of the new investor group.

         Smith continued "This additional capital is being raised to position our Company to immediately eliminate all non-income producing and non-essential assets which have negatively effected cash flow and financial performance. The resulting cash flow should improve by an estimated $700,000 on an annualized basis. Our Company has been carefully and strategically poised over the last year to take this major step." Smith further stated "Our initial focus was to stabilize our Company. Now it is time to completely eliminate the areas within the Company that do not contribute profits to the bottom line. This new capital infusion will allow us to do that."

         While there can be no assurance that these transactions will be completed, no regulatory approval or other consent is required for the completion of these transactions. The transactions are contingent upon the completion of definitive documentation between the parties and will be subject to the terms and conditions of such documentation. The new investor group and Innovo have committed to completing negotiation of the definitive agreement no later than September 30, 1998. This press release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, product demand, competition, and other risks and uncertainties detailed from time to time in the Company's periodic reports including Quarterly Reports on form 10-Q and Annual Reports on form 10-K.

                  INNOVO GROUP designs, markets, manufactures and distributes fashion and sports licensed nylon and canvas products for the multi-billion dollar crafts industry and retail sector in the United States and Europe. Under licensing agreements, the Company's sports lines feature the designs of the NBA, NFL, Major League Baseball, NHL, and numerous college teams. INNOVO is also a licensee for Walt Disney and Warner Brothers. INNOVO's Thimble Square subsidiary manufactures and distributes a ladies ready to wear at home, sleep and lounge wear from their plant in Georgia.

LISTED:                            NASDAQ SmallCap Exchange
TRADING SYMBOL:                    INNO